Exhibit 4.4
*
TRUST SUPPLEMENT NO. 2008-2
dated as of November 6, 2008
to
PASS THROUGH TRUST AGREEMENT
dated as of November 6, 2008
GATX CORPORATION
and
U.S. BANK TRUST NATIONAL ASSOCIATION
as Pass Through Trustee

GATX Corporation
2008-2 Pass Through Trust
9.00% Pass Through Certificates, Series 2008-2

 i

TRUST SUPPLEMENT
     THIS TRUST SUPPLEMENT NO. 2008-2, dated as of November 6, 2008 (herein called the “Trust Supplement”) between GATX CORPORATION, a New York corporation (the “Company”), and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association, as pass through trustee (the “Trustee”), to the Pass Through Trust Agreement dated as of November 6, 2008 between the Company and the Trustee (the “Basic Agreement”).
W I T N E S S E T H:
     WHEREAS, the Company and the Trustee have heretofore executed and delivered the Basic Agreement, unlimited as to the aggregate principal amount of Certificates (unless specified herein capitalized terms used herein without definition have the respective meanings specified in the Basic Agreement) which may be issued thereunder;
     WHEREAS, the Company intends to finance certain Equipment through a secured loan transaction, under which the Company will own such Equipment (the “Equipment”);
     WHEREAS, the Company will issue pursuant to an indenture on a recourse basis, Equipment Notes secured by such Equipment;
     WHEREAS, pursuant to the terms and conditions of the Basic Agreement as supplemented by this Trust Supplement (the “Agreement”) and the Participation Agreement, the Trustee shall purchase the Equipment Notes issued by the Company of the same tenor as the Certificates issued hereunder and shall hold such Equipment Notes in trust for the benefit of the Certificateholders;
     WHEREAS, the Trustee hereby declares the creation of this Trust for the benefit of the Certificateholders, and the initial Certificateholders as the grantors of the Trust, by their respective acceptances of the Certificates, join in the creation of this Trust with the Trustee;
     WHEREAS, all of the conditions and requirements necessary to make this Trust Supplement, when duly executed and delivered, a valid, binding and legal instrument in accordance with its terms and for the purposes herein expressed, have been done, performed and fulfilled, and the execution and delivery of this Trust Supplement in the form and with the terms hereof have been in all respects duly authorized; and
     WHEREAS, this Trust Supplement is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.
     NOW, THEREFORE, in consideration of the premises herein, it is agreed between the Company and the Trustee as follows:

[Trust Supplement No. 2008-2]
ARTICLE I
THE CERTIFICATES
     Section 1.01 The Certificates. There is hereby created a series of Certificates to be issued under the Agreement to be distinguished and known as “GATX Corporation Pass Through Certificates, Series 2008-2” (hereinafter defined as the “Series 2008-2 Certificates”). Each Certificate represents a Fractional Undivided Interest in the Trust created hereby. The terms and conditions applicable to the Series 2008-2 Certificates are as follows:
     1. The aggregate principal amount of the Series 2008-2 Certificates that shall be authenticated under the Agreement (except for Series 2008-2 Certificates authenticated and delivered pursuant to Sections 3.04 and 3.05 of the Basic Agreement) upon their initial issuance is $203,477,000.
     2. The Regular Distribution Dates with respect to any payment of Scheduled Payments means each May15 and November 15, commencing May 15, 2009 until payment of all of the Scheduled Payments to be made under the Equipment Notes have been made.
     3. The Special Distribution Dates are as follows: with respect to the prepayment of any Equipment Note, the day on which such prepayment is scheduled to occur pursuant to the terms of the Indenture and with respect to any other Special Payment relating to an Equipment Note, the earliest 15th day of a month for which it is practicable for the Trustee to give the applicable notice pursuant to Section 4.02(c) of the Basic Agreement.
     4. The Series 2008-2 Certificates shall be in the form attached to the Basic Agreement as Exhibit A.
     5. The proceeds of the Series 2008-2 Certificates shall be used to purchase the Equipment Notes at the Original Issue Prices specified below:

Equipment Note	Original Issue Price	Principal Amount	Maturity
Series I	100%	$27,388,000	November 15, 2013
Series II	100%	$6,033,000	November 15, 2013
Series III	100%	$5,523,000	November 15, 2013
Series IV	100%	$30,499,000	November 15, 2013
Series V	100%	$79,579,000	November 15, 2013
Series VI	100%	$15,324,000	November 15, 2013
Series VII	100%	$39,131,000	November 15, 2013
     6. The Company will issue on a recourse basis, the Equipment Notes, secured by the Equipment as set forth on Schedule 1 to the Participation Agreement.
     7. The Series 2008-2 Certificates shall be Book-Entry Certificates and shall be subject to the conditions set forth in the Letter of Representations between the Company and the Clearing Agency attached hereto as Exhibit A.

[Trust Supplement No. 2008-2]
     8. The related Note Documents are as follows:
          (a) Trust Indenture and Security Agreement (GATX Trust No. 2008-2), dated as of November 6, 2008;
          (b) Participation Agreement (GATX Trust No. 2008-2), dated as of November 6, 2008; and
          (c) Trust Indenture Supplement No. 1 (GATX Trust No. 2008-2), dated November 6, 2008.
ARTICLE II
DEFINITIONS
     Section 2.01 Definitions. The following terms, notwithstanding the definitions therefor in the Basic Agreement, shall have the following meanings for all purposes relating to the Series 2008-2 Certificates (including hereunder and under the Basic Agreement):
NONE.
ARTICLE III
THE TRUSTEE
     Section 3.01 The Trustee. Subject to Section 7.04 of the Basic Agreement, the Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Trust Supplement or the due execution hereof by the Company, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.
     Except as herein otherwise provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Trustee by reason of this Trust Supplement other than as set forth in the Basic Agreement, and this Trust Supplement is executed and accepted on behalf of the Trustee, subject to all the terms and conditions set forth in the Basic Agreement, upon the effectiveness thereof, as fully to all intents as if the same were herein set forth at length.
     Section 3.02 Acceptance by Trustee. The Trustee, upon execution and delivery of this Trust Supplement, acknowledges its acceptance of all right, title and interest in and to the Equipment Notes described herein and acquired pursuant to Section 2.02 of the Basic Agreement and the Certificate Purchase Agreement and declares that the Trustee holds and will hold such right, title, and interest, together with all other property constituting the Trust Property of the Trust created hereby, for the benefit of all present and future holders of the Series 2008-2 Certificates, upon the trusts set forth herein and in the Basic Agreement. By its payment for and acceptance of each Certificate issued to it hereunder, each initial holder of the Series 2008-2 Certificates and grantor of the Trust thereby joins in the creation and declaration of the Trust created hereby.

[Trust Supplement No. 2008-2]
     Section 3.03 Delivery of Documents; Delivery Dates. The Trustee is hereby directed (i) to execute and deliver the Participation Agreement on or prior to the Issuance Date, in the form delivered to the Trustee by the Company, and (ii) subject to the respective terms thereof, to perform its obligations thereunder. Upon request of the Company and the satisfaction or waiver of the closing conditions specified in the Underwriting Agreement, the Trustee shall execute, deliver, authenticate, issue and sell Series 2008-2 Certificates in authorized denominations equaling in the aggregate the amount set forth, with respect to the Trust, in Schedule I to the Underwriting Agreement evidencing the entire ownership interest in the Trust, which amount equals the maximum aggregate principal amount of Equipment Notes which may be purchased by the Trustee pursuant to the Participation Agreement.
     Section 3.04 Trustee Reports. Promptly following any early redemption or purchase of, or any default in the payment of principal or interest in respect of, any of the Equipment Notes held in the Trust, the Trustee shall furnish to Certificateholders of record on such date a statement setting forth (x) the expected Pool Balances for each subsequent Regular Distribution Date, (y) the related Pool Factors for such Regular Distribution Dates and (z) the expected principal distribution schedule of the Equipment Notes, in the aggregate, held as Trust Property of such Trust at the date of such notice. With respect to the Series 2008-2 Certificates registered in the name of a Clearing Agency or its nominee, on any date on which the Trustee is required to furnish a statement as provided above, the Trustee will request that such Clearing Agency post on its Internet bulletin board a securities position listing setting forth the names of all Clearing Agency Participants reflected on such Clearing Agency’s books as holding interests in the Series 2008-2 Certificates on such date. The Trustee will mail to each such Clearing Agency Participant the statement described above and will make available additional copies as requested by such Clearing Agency Participant for forwarding to holders of interests in the Series 2008-2 Certificates.
ARTICLE IV
MISCELLANEOUS PROVISIONS
     Section 4.01 Basic Agreement Ratified. Except and so far as herein expressly provided, all of the provisions, terms and conditions of the Basic Agreement are in all respects ratified and confirmed; and the Basic Agreement and this Trust Supplement shall be taken, read and construed as one and the same instrument.
     Section 4.02 Termination of Trust. The Trust created hereby shall terminate upon the distribution to all holders of the Series 2008-2 Certificates of all amounts required to be distributed to them pursuant to the Basic Agreement and this Trust Supplement and the disposition of all property held as part of the Trust Property of the Trust created hereby; provided, however, that in no event shall the Trust created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of William Jefferson Clinton, former President of the United States, living on the date of this Trust Supplement.
     Section 4.03 Governing Law. THIS TRUST SUPPLEMENT AND THE SERIES 2008-2 CERTIFICATES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Trust Supplement No. 2008-2]
     Section 4.04 Execution in Counterparts. This Trust Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one instrument.
     Section 4.05 Intention of Parties. The parties hereto intend that the Trust created hereby be classified for U.S. federal income tax purposes as a grantor trust under Subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended, and not as a trust or association taxable as a corporation or as a partnership. Each Certificateholder, by its acceptance of its Certificate or a beneficial interest therein, agrees to treat the Trust as a grantor trust for all U.S. federal, state and local income tax purposes. The powers granted and obligations undertaken pursuant to the Agreement shall be so construed so as to further such intent.

[Trust Supplement No. 2008-2]
     IN WITNESS WHEREOF, the Company and the Trustee have caused this Trust Supplement to be duly executed by their respective officers thereto duly authorized, as of the day and year first written above.

GATX CORPORATION
By:
Name:
Title:

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

[Trust Supplement No. 2008-2]
EXHIBIT A
[FORM DTC LETTER OF REPRESENTATIONS]

Exhibit A